                                                                    Exhibit 99b

HOUSTON INDUSTRIES REPORTS 34% INCREASE IN 1998 ADJUSTED EARNINGS

           (HOUSTON, TX--JANUARY 28, 1999) Houston Industries Incorporated (HI) today announced a 34% increase in adjusted earnings for 1998. Adjusted earnings were $622 million, or $2.19 per share, compared to adjusted earnings of $463 million, or $1.83 per share, in 1997. HIs reported loss for 1998 of $142 million, or $.50 per share, reflects a $764 million non-cash, unrealized accounting loss on Automatic Common Exchange Securities (ACES) as discussed below. Reported earnings for 1997 included a $79 million loss on ACES, partially offset by $37 million of interest income related to the settlement of a federal income tax dispute.

           The increase in adjusted earnings for 1998 as compared to the same period in 1997 was due to strong results from HIs Wholesale Energy Group and from Houston Industries Energy, Inc. (HI Energy), HI's international subsidiary. Earnings included an $80 million, or $.28 per share, gain on the sale of an electric distribution system in Argentina. Also contributing to the increase were earnings from the businesses acquired in the August 1997 HI/NorAm Energy Corp. (NorAm) merger.
 These effects were partially offset by additional depreciation of regulated power generation assets in compliance with Houston Lighting & Power Company's (HL&P) rate of return cap as discussed below and increased interest expense primarily related to the merger.

           "Houston Industries' 1998 financial results demonstrate our improved earnings power from the successful implementation of strategies to expand our business operations and the markets in which we are active," said Don D. Jordan chairman and chief executive officer. I am confident that the blueprint for success is in place, and we are well on our way to becoming one of the major players in the evolving energy services industry. Nineteen ninety-nine will be an important year for our company as we address challenges in our international operations, embrace new opportunities and help shape both our industry and our position in the marketplace."

           HI's adjusted earnings for the fourth quarter of 1998 were $45 million, or $.16 per share, compared to adjusted earnings of $38 million, or $.14 per share, for the fourth quarter of 1997. The increase in adjusted earnings for the quarter is primarily due to lower amortization and depreciation expense for the accelerated recovery of certain HL&P assets.

           HIs earnings reflect results of the operations acquired in the NorAm merger since August 6, 1997, the effective date of the merger. Results for periods prior to the acquisition of NorAm are not included in HIs earnings because the acquisition of these units was accounted for under the purchase method. Earnings per share for all periods after the merger have been reduced by the issuance of approximately 48 million shares of common stock in connection with the merger.

ELECTRIC UTILITY OPERATIONS

           HL&Ps operating income for the twelve months ended December 31, 1998 was $1,014 million compared to $995 million for 1997. The increase was due to higher revenues from the hot weather in 1998 and customer growth, offset by base rate credits implemented in January 1998 under HL&P's transition to competition plan. Additional depreciation expense of $194 million further reduced 1998 operating income in comparison to 1997. HL&P's earnings are capped at an overall rate of return on a calendar year basis as part of the transition plan approved by the Texas Public Utility Commission in May 1998. Any earnings over the maximum allowed rate of return cap of 9.844 percent on invested capital have been offset by additional depreciation of generation assets.

           HL&Ps operating income for the quarter ended December 31, 1998, was $159 million compared to $112 million for same period in 1997. The $47 million increase in operating income is due primarily to reduced depreciation and amortization expense as previously discussed. Firm kilowatt-hour sales increased 5 percent for the three months and 6 percent for the twelve months ended December 1998 compared to the same periods in 1997 as a result of the hotter than normal weather.

INTERNATIONAL

           HI Energy's 1998 operating income was $182 million compared to $20 million for 1997. The increase in operating income for 1998 is due primarily to the $138 million pre-tax gain on the sale of HI Energy's 63 percent interest in an Argentine electric distribution system. Also contributing to the increase were equity earnings from new investments in El Salvador and Colombia.

WHOLESALE ENERGY GROUP

           HIs Wholesale Energy Group is engaged in the acquisition, development and operation of domestic power generation facilities as well as the wholesale energy trading and marketing, natural gas gathering and interstate pipeline businesses. The group reports earnings under two business segments, interstate pipelines and wholesale energy (which includes all of the group's other businesses).

           In 1998, HIs interstate pipeline segment generated operating income of $128 million compared to $32 million for 1997, which included only five months of operations subsequent to the NorAm acquisition.

           HIs wholesale energy segment had operating income of $59 million for 1998 compared to operating income for 1997 of approximately $1 million. This increase is primarily due to strong operating results from investment in generating assets and related trading and marketing activities.


NATURAL GAS DISTRIBUTION

           In 1998, HIs natural gas distribution segment generated operating income of $138 million compared to $55 million for 1997, which included only five months of operations subsequent to the NorAm acquisition. The operating income for 1998 was negatively impacted by milder weather partially offset by decreased operating expenses.

ACES

           In July 1997, HI sold $1.05 billion of Automatic Common Exchange Securities (ACES) to monetize its investment in non-publicly traded preferred stock of Time Warner Inc. (TW) that is convertible into 45.8 million shares of TW common stock. The ACES are 7% debt securities which, at maturity (July 1, 2000), are exchangeable by HI into either TW common stock or cash.

           The issuance of the ACES allowed HI to remove its exposure to declines in the price of TW common stock but retain a portion of the benefits of price appreciation. The ACES are structured so that the Company receives the first 21% of price appreciation of TW common stock above the $22.97 face amount (to $27.79, the sharing threshold,) and 17% of any appreciation thereafter . The closing price of TW common stock was $62.062 per share on December 31, 1998 (for consistency, the preceding TW common shares and the related per share prices retroactively reflect a 2 for 1 stock split effective December, 1998).

           Increases in the market value of TW common stock above the sharing threshold result in an increase in HIs liability to the ACES holders to reflect the portion of price appreciation which the ACES holders would receive at maturity. This increased liability is reflected on HIs income statement as an unrealized accounting loss.

           This unrealized loss is more than offset by the approximately $1.8 billion pre-tax unrecorded, unrealized gain in TW common stock underlying HIs investment in TW Convertible Preferred Stock. The gain is not recognized because HI is required to account for its investment in the underlying TW preferred stock under the cost method.

                                     * * *

           HI, headquartered in Houston, Texas, is a diversified international energy services company with 3.9 million electric and natural gas customers in the U.S. and ownership interests in international utilities serving 9.5 million customers. HI also provides retail energy services, invests in the development of power generation projects, and is a major energy services company providing wholesale natural gas and electricity marketing services, gas transportation, supply, gathering, and storage.

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
                       STATEMENTS OF CONSOLIDATED INCOME
               (Thousands of Dollars, except per share amounts)
                                  (Unaudited)

                                                   Three Months Ended            Twelve Months Ended
                                                     December  31,                    December 31,
                                                 ----------------------        ------------------------
                                                    1998         1997             1998          1997
                                                 ---------    ---------        ----------    ----------
Revenues:
   Electric Operations                            $906,581     $964,427        $4,350,275    $4,251,243
   Natural Gas Distribution                        531,787      712,281         1,812,676       892,569
   Interstate Pipeline                              64,605       69,298           282,496       108,333
   Wholesale Energy                              1,040,111      896,853         4,456,158     1,364,658
   International                                    30,451       30,642           258,945        92,028
   Other                                           199,655      224,922           748,922       339,731
   Eliminations                                   (118,161)    (120,801)         (421,008)     (170,337)
                                                 ---------    ---------        ----------    ----------
       Total                                     2,655,029    2,777,622        11,488,464     6,878,225
                                                 ---------    ---------        ----------    ----------

Expenses:
   Fuel and cost of gas sold                     1,331,591    1,532,707         4,784,704     2,852,375
   Purchased power                                 342,492      292,247         2,215,049       698,823
   Operation and maintenance                       464,936      438,400         1,660,531     1,216,126
   Taxes other than income taxes                   111,499      110,848           494,175       394,526
   Depreciation and amortization                   178,779      204,985           856,617       651,875
                                                 ---------    ---------        ----------    ----------
       Total                                     2,429,297    2,579,187        10,011,076     5,813,725
                                                 ---------    ---------        ----------    ----------
Operating Income                                   225,732      198,435         1,477,388     1,064,500
                                                 ---------    ---------        ----------    ----------

Other Income (Expense):
   Unrealized loss on ACES                        (692,202)    (121,402)       (1,176,211)     (121,402)
   Time Warner dividend income                      10,313       10,312            41,250        41,340
   Interest income - IRS Refund                                  56,269               981        56,269
   Other - net                                       8,650       (3,283)           23,870        10,347
                                                 ---------    ---------        ----------    ----------
       Total                                      (673,239)     (58,104)       (1,110,110)      (13,446)
                                                 ---------    ---------        ----------    ----------

Interest and Other Charges:
   Interest on long-term debt                      105,554      103,331           416,138       320,845
   Other interest                                   30,147       25,289            97,767        77,112
   Distribution on trust securities                  7,241        7,502            29,201        26,230
   Allowance for borrowed funds used
     during construction                            (1,337)        (980)           (4,304)       (2,872)
   Preferred dividends of subsidiary                                                              2,255
                                                 ---------    ---------        ----------    ----------
       Total                                       141,605      135,142           538,802       423,570
                                                 ---------    ---------        ----------    ----------

Income/(Loss) Before Income Taxes                 (589,112)       5,189          (171,524)      627,484

Income Taxes                                      (184,650)       9,125           (30,432)      206,374
                                                 ---------    ---------        ----------    ----------

Net Income/(Loss)                                 (404,462)      (3,936)         (141,092)      421,110

Preferred Dividends                                     98           97               390           162
                                                 ---------    ---------        ----------    ----------
Net Income/(Loss) Available for Common Stock     ($404,560)     ($4,033)        ($141,482)     $420,948
                                                 ---------    ---------        ----------    ----------

Basic and Diluted Earnings/(Loss)
   Per Common Share                                 ($1.42)      ($0.01)           ($0.50)        $1.66

Dividends Declared Per Common Share                 $0.375       $0.375            $1.500        $1.500

Weighted Average Common Shares
  Outstanding (000):                               284,480      282,767           284,095       253,599


    Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report of Houston Industries Incorporated. The
  information furnished is given in response to your request for information concerning the Company and not in connection with any sale or offer for sale of, or solicitation of an offer to buy, any securities.

               Selected operating results are summarized below:

                        HOUSTON INDUSTRIES INCORPORATED
  SELECTED DATA FROM STATEMENTS OF CONSOLIDATED INCOME (Thousands of Dollars,
                     except per share amounts) (Unaudited)

                                                             Quarter Ended                Twelve Months Ended
                                                              December 31,                     December 31,
                                                         ------------------------      --------------------------
                                                            1998          1997             1998          1997
                                                         ----------    ----------      -----------     ----------
As Reported:
------------
  Revenues                                               $2,655,029    $2,777,622      $11,488,464     $6,878,225

  Operating Income                                         $225,732      $198,435       $1,477,388     $1,064,500

  Net Income/(Loss) Available for Common Stock            ($404,560)      ($4,033)       ($141,482)      $420,948


  Basic and Diluted Earnings/(Loss) Per Common Share         ($1.42)       ($0.01)          ($0.50)         $1.66

Weighted Average Common Shares Outstanding (000)            284,480       282,767          284,095        253,599


------------------------------------------------------------------------------------------------------------------


As Adjusted for Non-recurring and Other Items:
----------------------------------------------
  Net Income/(Loss) Available for Common Stock            ($404,560)      ($4,033)       ($141,482)      $420,948

  Non-recurring and other charges, after tax :
       Unrealized loss on ACES                              449,931        78,911          764,537         78,911
       Interest income - IRS refund                                       (36,575)            (638)       (36,575)
                                                         ----------    ----------      -----------     ----------
  Adjusted Earnings                                         $45,371       $38,303         $622,417       $463,284
                                                         ==========    ==========      ===========     ==========
  Adjusted Basic and Diluted Earnings Per Share               $0.16         $0.14            $2.19          $1.83

Other Items:
  EDELAP Gain:  ($000's)                                                                   $80,000
                             Per Share                                                       $0.28


------------------------------------------------------------------------------------------------------------------


Operating Income by Segment (in millions)
-----------------------------------------
  Electric Operations                                          $159          $112           $1,014           $995
  Natural Gas Distribution                                       63            61              138             55
  Interstate Pipeline                                            36            21              128             32
  Wholesale Energy                                               (9)            1               59              1
  International                                                   5             5              182             20
  Corporate                                                     (28)           (2)             (44)           (38)
                                                         ----------    ----------      -----------     ----------
  Total                                                        $226          $198           $1,477         $1,065
                                                         ==========    ==========      ===========     ==========





  FOR ADDITIONAL INFORMATION PLEASE CONTACT:

  Randy Burkhalter
  (713) 207-3115

  Dennis Barber
  (713) 207-3042